Exhibit 99.1
Cutera Announces Preliminary Unaudited Financial Results for Full-Year 2022

BRISBANE, California, January 9, 2023 ─ Cutera, Inc. (Nasdaq: CUTR) (“Cutera” or the “Company”), a leading provider of aesthetic and dermatology solutions, today announced certain preliminary, unaudited financial results for the year ended December 31, 2022. These results are subject to the completion of the Company’s year-end financial reporting processes, reviews, and audit.

•The Company expects to report revenue in the range of $252 million to $253 million for full-year 2022, growing 15% to 16% over the prior year on a constant currency basis versus prior guidance of $255 million to $260 million.

•The Company plans to release full results for the fourth quarter, and fiscal year, ended December 31, 2022 after market close on February 28, 2023. The Company will host a conference call to discuss these results on that date at 4:30 p.m. Eastern Time. Additional details regarding the webcast and conference call dial-in information will follow.

•Cutera Management – Dave Mowry, CEO; J. Daniel Plants, Executive Chairman; and Rohan Seth, CFO – will be hosting a series of individual investor meetings over the course of January 10 – 12, 2023 at the Nasdaq Offices at 505 Howard St, Suite 4200 in downtown San Francisco.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of aesthetic and dermatology solutions for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that harness the power of science and nature to enable medical practitioners to offer safe and effective treatments to their patients. For more information, call +1-415-657-5500 or 1-888-4CUTERA or visit www.cutera.com

Cutera, Inc. has not completed the preparation of its financial statements for the fourth quarter or full year of 2022. The revenue ranges presented in this news release for the year ended Dec. 31, 2022, are preliminary and unaudited and are subject to change as the Company completes its financial results for the fourth quarter of 2022. The Company is in the process of completing its customary year-end close and review procedures as of and for the year ended Dec. 31, 2022, and there can be no assurance that the final results for this period will not differ from these estimates. During the course of the preparation of the consolidated financial statements and related notes as of and for the year ended Dec. 31, 2022, the Company or its independent registered public accountants may identify items that could cause the final reported results to be materially different from the preliminary financial estimates presented herein.

Cutera, Inc.
Greg Barker
VP, Corporate FP&A
415-657-5500
IR@cutera.com